FOR IMMEDIATE RELEASE	For more information contact
March 2, 2006	Kelvin R. Collard (281) 230-2512

GUNDLE/SLT ENVIRONMENTAL, INC.
ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

HOUSTON (March 2, 2006) - Gundle/SLT Environmental, Inc. (GSE), today reported a net loss of $353,000 for the quarter ended December 31, 2005, compared with net income of $271,000 for the comparable period in 2004. Revenues for the fourth quarter of 2005 were $73.4 million, up from $67.4 million for the same quarter of 2004.

For the year ended December 31, 2005, the Company recorded net income of $694,000 compared to $1,996,000, on a combined basis, in 2004. Revenues for fiscal 2005 were $317.6 million compared to $287.9 million, on a combined basis, in 2004.

Samir T. Badawi, President and Chief Executive Officer said, “2005 presented the Company with many challenges, but we still managed to increase gross profits over last year. We overcame the decline in business from national solid waste customers by higher sales in International markets and from higher margins in installation services in Europe. During the fourth quarter, despite the scarcity in raw materials in the U.S., we were able to deliver our products to customers and were able to maintain our margin spread over resin costs in spite of the run up in resin prices during that period.”

Income from operations in the fourth quarter of 2005 was $3.9 million, compared with $3.5 million in the fourth quarter of 2004. Gross profit in the fourth quarter of 2005 increased due to higher volumes and increased gross margins on a dollar per unit basis, compared to the same period in 2004. Partially offsetting the increase in income from operations was $395,000 from due diligence costs related to acquisitions that are no longer being pursued, and higher selling, general and administrative expenses. For fiscal 2005, income from operations was $21.0 million, compared to $15.4 million in 2004. The increase was primarily due to the absence of merger related expenses of $5.9 million incurred in 2004.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted in accordance with the terms of the Company’s credit agreement for its senior credit facility, was $9.9 million for the fourth quarter of 2005, up $1.8 million or 22.2% from the comparable period in 2004. For fiscal 2005, adjusted EBITDA was $40.9 million compared to $36.8 million in 2004.

The Company announced on January 3, 2006 that it had acquired the operating assets of SL Limitada (SL), a privately owned company located in Santiago and Antofagasta, Chile. Mr. Badawi said, “We expect that our Chilean operations will have a positive impact to 2006 results through higher volumes, improved plant utilization and savings in transportation and selling costs.”

Fourth Quarter Conference Call

The Company will host a conference call on Monday, March 13, 2006, at 9:00am (ET). This call will discuss results of operations for the fourth quarter and full year of 2005 and answer questions from participants.

Note holders may join in the conference call by dialing 800.231.9012 or, if calling outside the United States 719.457.2617, and enter conference ID# 8877147. The conference call will also be broadcast live over the internet. To access the webcast, go to www.gseworld.com, the investor relations page, at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

If you are unable to participate in the live call, the webcast of the conference call will be available at the Web site listed above following the event and will be available until the close of business April 30, 2006.

About Gundle/SLT Environmental, Inc.

Gundle/SLT Environmental, Inc. headquartered in Houston, is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids and gases for organizations engaged in waste management, mining, water and wastewater treatment, and aquaculture.
* * * *

This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release the words, “believe”, “expect”, “intend” and words or phrases of similar import, as they relate to GSE or its management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, among other things, competitive market factors, worldwide manufacturing capacity in the industry, general economic conditions around the world, raw material pricing and supply, governmental regulation and supervision, seasonality, distribution networks and other factors described more fully in GSE’s reports filed with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those currently believed, expected or intended.

GUNDLE/SLT ENVIRONMENTAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,

	Successor	Successor	Successor	Combined(1)
	2005	2004	2005	2004

SALES AND OPERATING REVENUE	$73,394	$67,452	$317,618	$287,906
COST OF PRODUCTS & SERVICES	59,563	54,748	261,267	232,803

GROSS PROFIT	13,831	12,704	56,351	55,103

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	8,342	7,945	29,573	30,770
AMORTIZATION OF INTANGIBLES	1,156	1,270	4,727	3,026
MERGER/ACQUISITION ACTIVITIES	395	-	1,018	-
EXPENSES RELATED TO CHS ACQUISITION	-	-	-	5,863

OPERATING INCOME	3,938	3,489	21,033	15,444

OTHER (INCOME) EXPENSES:
INTEREST EXPENSE	5,094	5,097	19,386	14,359
INTEREST INCOME	(480)	(136)	(937)	(490)
FOREIGN EXCHANGE LOSS	10	7	37	168
MINORITY INTEREST	215	190	497	(556)
OTHER (INCOME) EXPENSE, NET	(508)	(290)	(379)	271

INCOME (LOSS) BEFORE INCOME TAXES	(393)	(1,379)	2,429	1,692

INCOME TAX PROVISION (BENEFIT)	(40)	(1,650)	1,735	(304)

NET INCOME (LOSS)	$(353)	$271	$694	$1,996

(1): The combined statements of income and cash flow for the year ended 2004 is the combination of Predecessor Company results up to May 17, 2004 and the Successor Company results from May 18, 2004 to December 31, 2004.

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2005	2004

ASSETS

Current Assets	$127,011	$115,978
Property and equipment, net	91,283	96,587
Goodwill and other intangibles, net	85,360	80,033
Other non-current assets	12,747	16,953

Total assets	$316,401	$309,551

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities	$58,683	$42,386
Long-term debt	165,650	168,329
Other non-current liabilities	22,437	24,822

Shareholder's equity	69,631	74,014

Total liabilities and shareholder's equity	$316,401	$309,551

GUNDLE/SLT ENVIRONMENTAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,

	Successor	Combined(1)
	2005	2004

CASH FLOWS

Cash flows from operating activities	$8,786	$9,414
Cash flows from investing activities	(12,930)	(227,287)
Cash flows from financing activities	2,072	193,193
Effect of exchange rate changes on cash	(550)	497

Decrease in cash and cash equivalents	(2,622)	(24,183)
Cash and cash equivalents, beginning of period	23,716	47,899
Cash and cash equivalents, end of period	$21,094	$23,716

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	Successor	Successor
	2005	2004
Fourth Quarter	Q4	Q4

Net income (loss)	$(0.4)	$0.3

Interest, net	5.1	5.1
Income tax expense (benefit)	(0.0)	(1.7)
Depreciation	2.7	2.8
Amortization	1.2	1.3

EBITDA	8.6	7.7

Other items:
Acquisition related expenses	0.4	-
Sale of PP&E, write-up effect	0.3	-
Patent litigation costs	-	(0.2)
Mark to market of embedded derivative	0.1	-
Foreign currency (gains)/losses	-	-
CHS management fees/expenses	0.5	0.6

Adjusted EBITDA	$9.9	$8.1

	Successor	Combined(1)
Year Ended	2005	2004

Net income	$0.7	$2.0

Interest, net	19.4	14.4
Income tax expense (benefit)	1.7	(0.3)
Depreciation	10.6	9.4
Amortization	4.7	3.0

EBITDA	37.1	28.4

Other items:
Acquisition related expenses	1.0	5.9
Sale of inventory written up	-	0.9
Sale of PP&E, write-up effect	0.4	0.2
Patent litigation costs	-	0.3
Allowable interest income	-	(0.1)
Mark to market of embedded derivative	0.3	-
Foreign currency (gains)/losses	-	(0.1)
CHS management fees/expenses	2.0	1.3

Adjusted EBITDA	$40.9	$36.8

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in Gundle/SLT Environmental, Inc. (GSE). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor's comparison of GSE's operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition's purchase price.

The calculation of Adjusted EBITDA, presented above, is as defined in the credit agreement for GSE's senior credit facility. Adjusted EBITDA is used to measure compliance with covenants in the credit agreement, such as interest coverage and leverage ratio.

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (US GAAP) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.